Exhibit 99.2

Market Driven...Process Based 1 November 19, 2007 This presentation includes forward-looking statements about the prospects of Quanex Corporation. Please review the complete forward-looking disclosure statement in the Company's 10-K report filed on December 15, 2006. Transaction Overview: Building Products Spin-off and Merger of Quanex Corp.

3 Spin-off of Building Products to existing Quanex Corp. shareholders Company to be named Quanex Building Products Corp. Expected to be listed on the NYSE Spin-off will be taxable to Quanex Corp. One share of Quanex Building Products Corp. for every share of Quanex Corp. Expected to close by end of first calendar quarter 2008 Transaction Overview: Spin-off Quanex Corporation Vehicular Products Building Products 100% Quanex Corporation Quanex Building Products Corporation 100% 100% Vehicular Products Building Products Quanex Shareholders Quanex Shareholders

5 Transaction Overview: Merger Merger of Quanex Corp. with Gerdau S.A. for $39.20 per share in cash Implied enterprise value of approximately $1.673 billion for Vehicular Products FY2007E EBITDA of $162 million (after a $9.9 million LIFO charge) for Vehicular Products(a) Expected to close by end of first calendar quarter 2008 Gerdau S.A. Existing Operations Quanex Shareholders Quanex Shareholders Quanex Corporation Quanex Building Products Corporation 100% Vehicular Products Building Products 100% $39.20 Per Share in Cash Quanex Corp. Shares Gerdau S.A. Quanex Corporation Vehicular Products Existing Operations + $39.20 Per Share in Cash Quanex Building Products Corporation (a) Refer to schedule in Appendix A

7 Illustrative Reconciliation to Enterprise Value for Vehicular Products ($ in millions, except per share amounts) Estimates: to be adjusted post distribution and closing. Cash Per Share $39.20 Shares Outstanding 37.2 Includes basic and restricted shares outstanding as of 10/31/07 Equity Value $1,458 Plus Estimated Corporate Adjustments: Convertible Bond(a) 275 Assumes premium settled in cash Spin-off Tax(a) 85 Cash Settlement of Options(a) 26 After-tax cash settlement of premium Debt 4 As of 10/31/07 Transaction and Other Costs 22 Cash (197) As of 10/31/07 after $21 million transfer to Quanex Building Products Enterprise Value $1,673

9 Transactions are the result of an extensive strategic review Building Products strategic review result Vehicular Products and Building Products are distinct businesses better served separate from each other Spin-off to Quanex Corp. shareholders Building Products performing well in light of challenging end-market conditions; consistently outperforming the market Merger of Quanex Corp. / Vehicular Products Benefits from active global steel consolidation Significant cash value to Quanex Corp. shareholders Well positioned to thrive as part of a broader steel-focused enterprise Rationale

11 Quanex Building Products: Overview Excludes inter-company eliminations. Excludes corporate overhead expenses. Quanex Building Products Aluminum Sheet Building Products Engineered Building Products

13 Vision: Become North America's leading manufacturer of residential building products sold to OEMs and distributors Strategy: Expand residential footprint Add new products: solar panel components, composite window profiles, etc. Expand upon existing product lines: PVC profiles, patio doors, screens, door thresholds, insulated glass spacer systems Pursue fenestration adjacencies Exterior residential building products components (roofing, siding, column, railing, decking, etc.) Components for interior residential building products (venting, cabinets, stairs, etc.) Pursue tight product and process adjacencies in commercial markets Strengthen leadership position in energy efficient products and applications Increase degree of integration for fenestration components as appropriate: Related marketing programs (e.g., apply TruSeal's Enviro-Sealed(tm) program to Mikron) Evaluate opportunities for centralized invoicing, purchasing and customer service Quanex Building Products: Strategy

15 Includes $16.5 million of stand-alone annual corporate overhead expenses and $2.0 million of stand-alone annual option expenses. Assumes $21 million of net cash and 4.5% annual interest earned. Assumes 36.9% tax rate. Assumes 37.2 million basic and restricted shares outstanding as of 10/31/07. Quanex Building Products: Financial Summary

17 Appendix A Illustrative Reconciliation of EBITDA to Operating Income ($ in millions) Estimate as of 10/31/07 Vehicular Products Building Products Operating Income $132.7 $109.5 D & A add back 39.0 37.8 Est. LIFO allocation (9.9) 0.0 EBITDA $161.8 $147.3 EBITDA is defined as operating income plus depreciation and amortization. The Company is providing EBITDA to assist investors in determining relevant transaction metrics.

Market Driven...Process Based 19 November 19, 2007 This presentation includes forward-looking statements about the prospects of Quanex Corporation. Please review the complete forward-looking disclosure statement in the Company's 10-K report filed on December 15, 2006. Building Products Spin-off and Merger of Quanex Corp.